CTS Corporation
Form 10-K 2004

EXHIBIT (10)(j)

Amendment to the Stock Retirement Plan for Non-employee Directors adopted December 1, 2004

        The third paragraph of Section 2 of the Stock Retirement Plan for Non-employee Directors (the “Plan”) shall be amended to read as follows:

        “On the second Tuesday in January 2004, the Company shall credit 800 Common Stock Units to the Deferred Stock Account of each person who is a non-employee director of the Company on the last day of the immediately preceding calendar year or who ceased to be a director during the immediately preceding calendar year by reason of his retirement, disability or death, provided however that if CTS common stock is not traded on the New York Stock Exchange on the second Tuesday in January, Common Stock Units shall be credited on the next preceding day on which CTS common stock is traded on the New York Stock Exchange (the “Credit Date”). If the value of 800 Common Stock Units exceeds $30,000 by more than 10%, (calculated by multiplying the number of units times the closing price of CTS common stock on the New York Stock Exchange on the Credit Date), the number of units granted on the Credit Date will be reduced as necessary to bring the value to an amount approximately equal to $30,000, without using fractional units.”

        The following shall be added as the fourth paragraph of Section 2 of the Plan:

        “No Common Stock Units shall be credited to any director’s Deferred Stock Account for services performed after December 31, 2003.”

        The following shall be added as the second paragraph of Section 3 of the Plan:

        “No Common Stock Units shall be credited to any director’s Deferred Stock Account as dividend equivalents for dividend payments made by the Company after December 31, 2003. The value of any fractional Common Stock Units carried forward pursuant to the preceding paragraph shall credited to each director’s Deferred Stock Account and distributed as provided under Section 4.”